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 (212) 455-2000

                                                            September 17, 1997

Chase Manhattan Bank USA, National Association
802 Delaware Avenue
Wilmington, Delaware 19801

The Chase Manhattan Bank
270 Park Avenue
New York, New York 10001

Ladies and Gentlemen:

               We have acted as counsel to Chase Manhattan Bank USA, National Association, a national banking association, and The Chase Manhattan Bank, a New York banking corporation (collectively, the "Registrants"), in connection with their filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"), registering (i) $44,895,285.54 aggregate amount of Asset Backed Certificates (the "Certificates") to be issued by Chase Manhattan RV Owner Trust 1997- A (the "Trust"), a Delaware business trust initially formed pursuant to a Trust Agreement dated as of July 18, 1997 among the Registrants and Wilmington Trust Company, as the owner trustee (the "Owner Trustee"), to be amended and restated by a Trust Agreement to be dated as of September 1, 1997 among the Registrants and the Owner Trustee, substantially in the form filed as Exhibit 4.3(B) to the Registration Statement (the "Trust Agreement"), (ii) $59,500,000 aggregate principal amount of Class A-1 Asset Backed Notes (the "Class A-1 Notes"), (iii) $119,000,000 aggregate principal amount of Class A-2 Asset Backed Notes (the "Class A-2 Notes"), (iv) $113,000,000 aggregate principal amount of Class A-3 Asset Backed Notes (the "Class A-3 Notes"), (v) $73,000,000 aggregate principal amount of Class A-4 Asset Backed Notes (the "Class A-4 Notes"), (vi) $132,000,000 aggregate principal amount of Class A-5 Asset Backed


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Chase Manhattan Bank USA,
  National Association                 -2-                   September 17, 1997
The Chase Manhattan Bank



Notes (the "Class A-5 Notes"), (vii) $88,000,000 aggregate principal amount of Class A-6 Asset Backed Notes (the "Class A-6 Notes"), (viii) $57,000,000 aggregate principal amount of Class A-7 Asset Backed Notes (the "Class A-7 Asset Backed Notes"), (ix) $85,000,000 aggregate principal amount of Class A-8
Notes (the Class A-8 Notes), (x) $61,000,000 aggregate principal amount of
Class A-9 Notes (the "Class A-9 Notes") and (xi) $65,000,000 aggregate principal amount of Class A-10 Notes (the "Class A-10 Notes"; and together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4

Notes, the Class A-5 Notes, the Class A-6 Notes, the Class A-7 Notes, the Class A-8 Notes and the Class A-9 Notes, the "Notes"), to be issued pursuant to an Indenture to be dated as of September 1, 1997 between the Trust and Norwest Bank Minnesota, National Association, as indenture trustee, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the "Indenture"). The Certificates will be sold pursuant to the terms of a Certificate Underwriting Agreement, among the Registrants and Chase Securities Inc., substantially in the form filed as Exhibit 1.1(B) to the Registration Statement (the "Certificate Underwriting Agreement"). The Notes will be sold pursuant to the terms of the Note Underwriting Agreement, among the Registrants and the underwriters named in
Schedule I thereto, substantially in the form filed as Exhibit 1.1(A) to the Registration Statement (the "Note Underwriting Agreement"). The Notes and the Certificates are hereinafter collectively referred to as the "Offered Securities."

               In that connection, we have examined the Trust Agreement, the Indenture, the Certificate Underwriting Agreement and the Note Underwriting Agreement. In addition, we have examined and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Registrants, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

               Based upon the foregoing, we are of the opinion that:

               1. When the Trust Agreement has been duly authorized, executed and delivered by the Registrants and the Owner Trustee, the Trust Agreement will

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Chase Manhattan Bank USA,
  National Association                 -3-                   September 17, 1997
The Chase Manhattan Bank


        constitute a valid and legally binding obligation of the Registrants enforceable against the Registrants in accordance with its terms.

               2. When the issuance and terms of the Certificates have been duly authorized by the Registrants, when the Certificates have been duly executed and authenticated in accordance with the terms of the Trust Agreement and when the Certificates have been delivered and sold in accordance with the provisions of the Certificate Underwriting Agreement as contemplated by the Registration Statement, upon payment of the consideration therefor provided for therein, the Certificates will be legally issued, fully paid and non-assessable and outstanding and entitled to the benefits provided for by the Trust Agreement.

               3. When the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, the issuance and terms of the Notes have been duly authorized by the Registrants, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture, and when the Notes have been delivered and sold in accordance with the provisions of the Note Underwriting Agreement as contemplated by the Registration Statement, upon payment of the consideration therefor provided for therein, the Notes will constitute valid and legally binding obligations of the Trust, enforceable against the Trust in accordance with their terms.

               Our opinions are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.




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Chase Manhattan Bank USA,
  National Association                 -4-                   September 17, 1997
The Chase Manhattan Bank

               We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto.

                                         Very truly yours,

                                         /s/ Simpson Thacher & Bartlett
                                         ------------------------------
                                         SIMPSON THACHER & BARTLETT